Exhibit 99.1

Company Contact:	Patricia J. Brown	FOR IMMEDIATE RELEASE
	Cooper Tire & Rubber Company (419) 424-4370 pjbrown@coopertire.com	Dec. 9, 2008

Cooper Tire Agreement with Local 207L Ratified

Findlay, Ohio, Dec. 9, 2008 — Cooper Tire & Rubber Company (NYSE:CTB) today announced the United Steelworkers of America Local 207L.ratified a new three-year contract in voting which took place December 7 and 8.

Mark W. Krivoruchka, Senior Vice President, Global Human Resources said, “This contract was very different from any negotiations we have faced before. The Local 207L committee needed to adjust wages and working conditions in a way that makes Cooper more cost competitive in the marketplace. I would like to thank the local and international union leadership as well as membership and acknowledge the good work they provided to approve and ratify a contract that positions the Findlay plant more competitively in today’s uncertain economic environment.”

The contract will expire on October 31, 2011.

About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.